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Exhibit 21

Subsidiaries of the Company

On Command Corporation
  On Command Development Corporation
  On Command Video Corporation
  SpectraVision, Inc.
  Spectradyne International, Inc.
  On Command Hong Kong Limited
  On Command Australia Pty Limited
  On Command (Thailand) Limited
  Spectradyne Singapore Pfc Limited
  On Command Canada, Inc.
  Kalevision Systems, Inc. Canada
  Spectradyne International, Inc. Sucursal en Mexico

Ascent Sports  Holdings, Inc.
Ascent Sports, Inc.
Ascent Arena and Development Corporation
Ascent Arena Company, LLC
The Denver Nuggets Limited Partnership
The Colorado Avalanche LLC
Ascent Beacon Corporation